Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE

Informa TechTarget Announces Final Results of Offers to Purchase Any and All of Informa TechTargets’s Outstanding 0.125% Convertible Senior Notes due 2025 and 0.000% Convertible Senior Notes due 2026

Newton, MA – January 24, 2025 — TechTarget, Inc. (Nasdaq: TTGT) (“Informa TechTarget”) today announced the expiration and final results of its previously announced offers to purchase (each, an “Offer” and together the “Offers”) any and all of Informa TechTarget’s outstanding 0.125% Convertible Senior Notes due 2025 (the “2025 Notes”) and 0.000% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2025 Notes, the “Notes”). The Offers expired at 5:00 p.m., New York City time, on January 23, 2025.

The Offers were required to be made as a result of the transactions consummated on December 2, 2024 (the “Closing Date”) pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024, among TechTarget Holdings Inc. (formerly known as TechTarget, Inc.), Informa TechTarget, Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc. (the “Transactions”). Under the terms of the indentures governing the Notes (the “Indentures”), the Transactions constituted a Fundamental Change (as defined in each of the Indentures), and Informa TechTarget was required to offer to repurchase the Notes for cash at a purchase price equal to 100% of the aggregate principal amount of the Notes to be repurchased, plus, in the case of the 2025 Notes, accrued and unpaid interest on the 2025 Notes to, but excluding, January 24, 2025.

As of the expiration time (a) $3,040,000 aggregate principal amount of the 2025 Notes, representing 100% of the 2025 Notes outstanding, and (b) $413,993,000 aggregate principal amount of the 2026 Notes, representing approximately 99.9% of the 2026 Notes outstanding, were validly tendered (and not validly withdrawn) pursuant to the applicable Offer. Informa TechTarget has accepted for repurchase all Notes that were validly tendered (and not validly withdrawn) prior to the expiration time. All 2026 Notes not tendered for purchase will remain outstanding.

In addition, during the period in which the Offers were open, holders of Notes were entitled to convert their Notes in whole or in part (in a principal amount of $1,000 or an integral multiple thereof) at the applicable conversion rate. During such period, no Notes were surrendered for conversion.

Informa TechTarget expects to pay in cash approximately $3,040,412 for the repurchase of the 2025 Notes, including interest, and approximately $413,993,000 for the repurchase of the 2026 Notes, in each case, on the date hereof. After settlement of all Notes surrendered for repurchase, $7,000 aggregate principal amount of the 2026 Notes will remain outstanding and none of the 2025 Notes will remain outstanding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offers to purchase were made only pursuant to the Offers to Purchase and the Schedule TO filed with the Securities and Exchange Commission. Holders of the Notes may obtain a free copy of the tender offer statement on Schedule TO, the Offers to Purchase and other documents that Informa TechTarget filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at www.sec.gov or by contacting U.S. Bank Trust Company, National Association, the trustee, paying agent and conversion agent for the tender offers, at the following address: c/o 111 Fillmore Avenue St. Paul, MN 55107-1402.

About Informa TechTarget

TechTarget, Inc. (Nasdaq: TTGT), which also refers to itself as Informa TechTarget, informs, influences and connects the world’s technology buyers and sellers, helping accelerate growth from R&D to ROI.

With a vast reach of over 220 highly targeted technology-specific websites and over 50 million permissioned first-party audience members, Informa TechTarget has a unique understanding of and insight into the technology market.

Underpinned by those audiences and their data, we offer expert-led, data-driven, and digitally enabled services that have the potential to deliver significant impact and measurable outcomes to our clients:

•	Trusted information that shapes the industry and informs investment

•	Intelligence and advice that guides and influences strategy

•	Advertising that grows reputation and establishes thought leadership

•	Custom content that engages and prompts action

•	Intent and demand generation that more precisely targets and converts

Informa TechTarget is headquartered in Boston, MA and has offices in 19 global locations. For more information, visit informatechtarget.com and follow us on LinkedIn.

© 2025 TechTarget, Inc. All rights reserved. All trademarks are the property of their respective owners.

Contacts

Media Inquiries

Garrett Mann

Vice President, Corporate Communications

Informa TechTarget

garrett.mann@informatechtarget.co

Investor Inquiries

Daniel Noreck

Chief Financial Officer

Informa TechTarget

dan.noreck@informatechtarget.co

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements”. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of Informa TechTarget; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern Informa TechTarget’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: unexpected costs, charges, or expenses resulting from the Transactions; uncertainty regarding the expected financial performance of Informa TechTarget; failure to realize the anticipated benefits of the Transactions, including as a result of integrating the Informa Tech Digital Businesses with the business of Former TechTarget; the ability of Informa TechTarget to implement its business strategy; difficulties and delays in Informa TechTarget achieving revenue and cost synergies; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administrations; Informa TechTarget’s ability to meet expectations regarding the accounting and tax treatments of the Transactions; market acceptance of Informa TechTarget’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on Informa TechTarget and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and IT industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on the operating results of Informa TechTarget; and other matters included in Risk Factors of Informa TechTarget’s definitive proxy statement/prospectus filed by Informa TechTarget pursuant to Rule 424(b)(3) on October 25, 2024 relating to the registration statement on Form S-4 (File No. 333-280529) initially filed with the United States Securities and Exchange Commission (the “SEC”) on June 27, 2024, and declared effective by the SEC on October 25, 2024 and other documents filed by Informa TechTarget from time to time with the SEC. This summary of risks and uncertainties should not be considered to be a complete statement of all potential risks and uncertainties that may affect Informa TechTarget. Other factors may affect the accuracy and reliability of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes. Actual performance and outcomes, including, without limitation, Informa TechTarget’s actual results of operations, financial condition and liquidity, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Any forward-looking statements speak only as of the date of this press release. None of Informa TechTarget, its affiliates, advisors or representatives, undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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